EXHIBIT 21
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                                    Subsidiaries of the Registrant

Name                                             Jurisdiction of Incorporation         Percentage Ownership
----                                             -----------------------------         --------------------

Billion Luck Company Ltd.                        British Virgin Islands                100%

Hainan Zhongwei Agricultural Resources           People's Republic of China            61% (5% held by the
   Co. Ltd.                                                                            Registrant and 56% held
                                                                                       by Billion Luck)

First Goods and Materials Supply and             People's Republic of China            100% (held by HARC)
   Sales Corporation

Second Goods and Materials Supply and            People's Republic of China            100% (held by HARC)
   Sales Corporation

Hainan Zhongwei Trading Company Ltd.             People's Republic of China            100% (95% held by
                                                                                       HARC and 5% held by
                                                                                       Billion Luck)

Zhuhai Zhongwei Development Co. Ltd.             People's Republic of China            100% (held by HARC)

Hainan Weilin Timber Limited Liability
   Company                                       People's Republic of China            58% (held by HARC)

Silver Moon Technologies Limited                 British Virgin Islands                80%

Zhongwei Medi-China.com Limited                  Hong Kong Special Administrative
                                                 Region                                100% (held by Silver Moon)
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